                                                                    EXHIBIT 99.1

                               LICENSE AGREEMENT

     THIS LICENSE AGREEMENT (herein the "License Agreement") made this 21st day of August, 2001, by and between the NATIONAL RAILROAD PASSENGER CORPORATION, a corporation organized under the Rail Passenger Service Act and the laws of the District of Columbia (hereinafter referred to as "Amtrak") and INFO CENTER, INC., a Washington corporation (hereinafter referred to as "Licensee").

     WHEREAS, Amtrak is a common carrier by railroad and owns, leases, occupies or operates various railroad properties across the United States (individually, a "Station" and collectively, the "Stations"); the Stations that are the subject of this Agreement are more particularly described on Exhibit A attached hereto and made a part hereof; and

     WHEREAS, Amtrak leases portions of the Stations to retail operators to provide retail services to its passengers in such Stations; and

     WHEREAS, Amtrak is willing to permit Licensee to enter upon and use for retail purposes, a certain portion of each Station on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

1. Licensee shall be permitted to use a certain portion of each of the Stations ("License Area(s)") for the installation of a wall mounted or free standing information board with courtesy telephone. The location of Licensee's facilities within each of the Stations shall be as approved by Amtrak, in Amtrak's sole discretion.

2. The term ("Term") of this License shall commence on the date of the installation of the first advertising board, shall be for five (5) years, unless otherwise terminated in accordance with the terms hereof.

3. Throughout the Term of this License, Licensee shall pay an annual licensee fee ("Rent") to Amtrak as more fully set forth on Exhibit B attached hereto and made a part hereof. Rent shall commence as to each Station when installation of the advertising board for such Station has been completed. Rent shall be prorated for the first year of this Agreement for each Station for which an advertising board is installed after the commencement of the Term of this Agreement. The Rent shall be payable in equal monthly installments and shall be payable on the first day of each month. The Rent for any partial calendar month of the Term shall be adjusted proportionately based upon a thirty (30) day month. All payments of Rent and other sums due under this License Agreement shall be paid to Amtrak, at P.O. Box 18266F, Group No. 5, St. Louis, MO 63150.

4. Licensee, in addition to the Rent, shall pay to Amtrak, on a monthly basis, percentage rent equal to five percent (5%) of all Gross Sales generated from each of the License Areas. Any payments of Rent, percentage rent or the other sums due pursuant to this License made more than five (5) days after such payments are due shall bear interest at the Default Rate (hereinafter defined) until such payment(s) is made.

5. Licensee shall use its best efforts to ensure that the advertisers it places on the information boards installed in the License Areas pursuant to the terms of this Agreement are reputable and will provide to Amtrak's passengers adequate accommodations and services. Without limiting the generality of the foregoing, Licensee shall not rent space on such information boards for liquor or tobacco advertising, or to establishments offering adult entertainment, massages or similar personal services, or to accommodations offering gambling or other amenities not licensed by the State in which such accommodation is located. Licensee shall provide that any agreement entered into between it and an advertiser contains the aforesaid restrictions. In the event that Licensee becomes aware of a violation by an advertiser of the aforesaid restrictions, Licensee shall require such advertiser to cease such advertisement, and in the event such advertiser fails to correct such violation, Licensee shall terminate the rights of such advertiser.

6.   Calculation and Payment of Percentage Rent.

     (a) Licensee shall make monthly payments, in arrears, of percentage rent which shall be calculated by multiplying the percentage specified in Section 4 by the amount of Gross Sales for the applicable month. Each monthly payment of percentage rent shall be made on or before the fifteenth (15th) day of the calendar month immediately following the calendar month for which such percentage rent applies.

     (b) "Gross Sales" means any or all advertising revenue generated from the installation of advertising on the information boards installed in the License Areas pursuant to the terms of this Agreement. No franchise, occupancy or capital stock tax and no income or similar tax based on income or profits shall be deducted from Gross Sales.

     (c) Licensee shall deliver to Amtrak, or its agent: (i) within fifteen (15) days after the close of each calendar month of the Term, a written report certified by Licensee or by an authorized officer or agent of Licensee as being accurate and complete based upon such officer's or agent's examination of the books and record of Licensee, showing the Gross Sales made in the preceding calendar month and (ii) within sixty (60) days after the close of each year of this License and after the termination of this License, a statement of Gross Sales for the preceding year of this License which shall be certified in the same fashion as the monthly statements described above and which shall conform to and be in accordance with generally accepted accounting principles. The annual statement shall be accompanied by the signed certificate of an independent Certified Public Accountant (the "CPA") stating specifically that (i) the CPA has examined the report of Gross Sales for the preceding year of this License, (ii) the CPA's examination included such tests of Licensee's books and records as the CPA considered necessary or appropriate under the circumstances, (iii) such report presents fairly the Gross Sales of the preceding year of this License, (iv) the Gross Sales conform with and are computed in compliance with the definition of Gross Sales contained in Section 6(b) hereof and (v) the standards observed by the CPA in its audit are such that it planned and performed the audit to obtain reasonable assurances that Licensee's report of Gross Sales are free from material misstatement. If Licensee shall fail to deliver such annual statement and certificate to Amtrak within said sixty (60) day period, Amtrak shall have the right thereafter to employ an independent Certified Public Accountant to examine such books and records, including without limitation all records required by Section 6(d), as may be necessary to certify the amount of Licensee's Gross Sales for such year of this License, and Licensee shall pay to Amtrak the cost thereof.

     (d) For the purpose of permitting verification by Amtrak of any amounts due as percentage rent, Licensee shall (i) cause the business upon the License Area to be operated so that a duplicate sales slip, invoice or non-resettable cash register receipt, serially numbered, or such other device for recording sales as Amtrak approves, shall be issued with each sale or transaction, whether for cash, credit or exchange, and (ii) preserve for at least three (3) years, and during the Term shall keep at the address set forth in Section 19, below or the License Area, a general ledger, purchase and inventory records, required receipts and disbursement journals and such sales records and other supporting documentation, together with original or duplicate books and records, which shall disclose all information required to determine Gross Sales and which shall conform to and be in accordance with generally accepted accounting principles. At any time or from time to time after twenty four (24) hours' notice to Licensee, Amtrak, any mortgagee of Amtrak or the Federal Railroad Administration, their respective agents and accountants, shall have the right during business hours to make any examination or audit of such books and records which Amtrak or such mortgagee may desire. If such audit shall disclose a liability in any year of this License for percentage rent in excess of the percentage rent theretofore paid by Licensee for such period, Licensee shall promptly pay such additional percentage rent then payable, accounting from the date such additional percentage rent was due and payable, with interest at a default rate of fifteen percent (15%) per annum (the "Default Rate"). In addition, if Gross Sales have been understated by more than three percent (3%) and Amtrak is entitled to an increase in percentage rent as a result of such understatement, then Licensee shall pay the cost of such audit, which cost shall be paid to Amtrak without demand. In addition, if Gross Sales are found to have been understated by more than four percent (4%) as a result of such audit, a default shall be deemed to exist (with all remedies available to Amtrak at law or in equity, including without limitation termination of this License). If such audit shall disclose that Licensee's records, in Amtrak's opinion, are inadequate to reflect accurately Licensee's Gross Sales, Amtrak shall have the right either to (a) retain a consultant to prepare and establish a proper recording system for the determination of Licensee's Gross Sales and Licensee agrees that it shall use the system, books and records prescribed by such consultant for such purpose, or (b) declare a default under this License.

7. Amtrak may terminate this Agreement as to any of those Stations denoted on Exhibit A as "non-owned Stations" on thirty (30) days' written notice to Licensee, only in the circumstance where the owner of such non-owned Station has required the removal of the installations made by Licensee in such Station pursuant to the terms of this Agreement. Other of Amtrak's railroad station(s) may be added to this Agreement as a Station upon the execution by the parties hereto of a written amendment to this Agreement, with the rent payable for such additional station(s) to be the current market rent for such additional station(s) at the time of such amendment.

8. All installations, improvements or modifications in the License Area must be approved in writing by Amtrak and all costs are the responsibility of Licensee. All such installations and improvements shall be constructed by Licensee in accordance with all applicable federal, state and local laws, statutes, codes, rules, regulations and ordinances.

9. Licensee will pay any tax, or new tax of a nature not presently in effect or contemplated (or any payments imposed in lieu thereof), but which may be hereafter levied, assessed, or imposed upon the License Area, if any, and shall also pay any tax which is based on or arises out of the use, occupation or operation of the License Area. The obligation to make any payments pursuant to this Section will survive the expiration or other termination of the term of this License.

10. Licensee shall, at all times, exercise the License in such manner as to avoid interference with or disruption of Amtrak's railroad operations. Furthermore, Licensee hereby recognizes and acknowledges that the License is subordinate to Amtrak's obligations, as owner or user of the Stations to passengers and employees, to owners and shippers of freight and baggage, to the general public, to operating railroads and to any mortgagee holding a mortgage on the Stations. Therefore, Licensee, its officers, employees, agents and invitees, shall comply fully and promptly with Amtrak's rules and regulations and with the requests, directions and instructions of Amtrak's Station Agent for each Station.

11. Licensee hereby recognizes and acknowledges that the exercise of the License may involve risk to the Licensee, its officers, employees, agents, servants and invitees, of personal injury or damage to or loss of property. Licensee shall, therefore, prior to entering upon the railroad property herein, notify its officers, employees, agents, servants, and invitees of the aforesaid risk.

12. Licensee shall indemnify and hold harmless the Indemnified Parties, as defined below, and defend the Indemnified Parties if requested of Licensee, from and against any and all losses, damage, claims, demands, actions or causes of action, suits at law or in equity, judgements, liability or expenses, including death, to any person whatsoever, and for damage to property of any person whatsoever, including loss or destruction or loss of use thereof, arising out of, directly or indirectly, any accident or occurrence, however caused, in or as a result of the exercise of the License granted herein or the use of the Stations or any part thereof by Licensee, its officers, employees, agents, servants and invitees. The Indemnified Parties shall not be liable for, and Licensee hereby releases the Indemnified Parties from all claims for loss of life, personal injury or damage to property of any person whatsoever, including loss or destruction or loss of use thereof, or loss of business sustained by Licensee or any person claiming by, through or under Licensee resulting from fire, accident, occurrence or condition in or upon, the Stations or any part thereof including, but not limited to, any such claims resulting from defect, latent or otherwise, in the Stations, any defect in or any failure of any equipment, machinery, utilities, appliances or apparatus in the Stations, the falling of fixtures or other items, leakage of water, snow or ice, broken glass, or any other even whatsoever. The term "Indemnified Parties" as used in this Section 12, shall mean Amtrak, its respective officers, directors, principals, agents and employees, and their respective heirs, personal representatives, successors and assigns.

13. Licensee shall obtain, as a condition precedent to the exercise of any part of the License, the following liability insurance coverage in such form and issued by such insurance companies licensed to do business in each State in which a Station is located, which shall be satisfactory to Amtrak;

      a) Commercial liability Insurance with limits of not less than $2,000,000 combined single limit for Personal Injury, including Bodily Injury and Death and Property Damage Liability and containing a contractual liability endorsement.

      b) Such other coverages as Amtrak may reasonably request throughout the Term.

14. A Certificate(s) of Insurance and applicable endorsements evidencing such insurance shall be furnished to Amtrak, or its agent, not less than five (5) days after this License has been fully executed, but in no event later than five (5) days prior to Licensee's entry on the License Area under this License. Failure to obtain insurance coverage as provided in Section 13 hereof or failure to furnish a Certificate(s) of Insurance as provided in this
Section 14, shall render this License Agreement null and void; provided, however, that no act or omission of Amtrak in relation to the provisions of the said Sections 13 or 14 shall in any way limit, modify or affect the obligations of Licensee under any provision of this License Agreement.

15. Amtrak may, in its sole discretion, and with or without notice, postpone or cancel the exercise by Licensee of this License Agreement granted herein for causes beyond Amtrak's control. Such causes may include, without limitation, the laws, regulations, acts, demands or interpositions of any federal, state or local government agency. Acts of God, strikes, fire, flood, weather, war, acts of picketing, rebellion, insurrection or terrorism or any other cause beyond Amtrak's control whether similar or dissimilar to the foregoing.

16. In exercise of its rights hereunder, Licensee shall comply with all applicable laws, statutes, rules, regulations and ordinances of all governmental authorities having jurisdiction over Licensee and its operations hereunder, the License Area or Penn Station, including all applicable environmental laws, the Americans With Disabilities Act and shall obtain and maintain throughout the Term all required licenses and permits necessary for Licensee's operations permitted by this License.

17. In the event that: (a) Licensee shall apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, file a voluntary petition in bankruptcy or admit in writing its inability to pay its debts as they become due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization of arrangement with creditors or taking advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against Licensee in any bankruptcy, reorganization or insolvency proceeding; (b) Licensee shall fail to pay any rent or other amount required to be paid hereunder when due and such failure shall continue for the period described in the next paragraph, following the receipt of written notice thereof from Amtrak; (c) Licensee shall fail to perform any term, condition, covenant or provision of this Agreement and such failure shall continue for the period described in the next paragraph, following the receipt of written notice thereof from Amtrak; (d) Licensee shall discontinue the use and operation of the License Area or (e) Licensee's franchise agreement with its franchisor shall be terminated for any reason, then Amtrak, in addition to (and without limiting) any or all other remedies available to it at law or in equity, may terminate this Agreement by written notice to Licensee. In addition to any other remedies which Amtrak may have as a result of Licensee's breach of this Agreement, Amtrak shall have the right to perform any obligation which Licensee fails to perform hereunder and in such event, Licensee shall reimburse Amtrak for the full cost of such performance, together with interest from the date of such performance, at the Default Rate.

18. If at any time during the Term, Licensee fails to perform according to the terms and conditions of the Agreement, Amtrak shall notify Licensee in writing of the failure and/or breach. Licensee shall have five (5) days to cure any payment breach and shall have twenty (20) days to cure any other stated failure and/or breach. If Licensee is unable to cure the stated failure and/or breach within the grace periods described in the preceding sentence, Amtrak shall have the right to terminate this Agreement. Upon the termination of this Agreement, Licensee shall immediately remove all of Licensee's property from the License Area, shall repair any damage caused to the License Area by such removal and shall return the License Area to the condition in which it existed at the commencement of this Agreement, excepting only reasonable wear and tear and changes or modification made to the License Area by Amtrak. If Licensee fails to so remove such property, Amtrak shall have the right to remove and store Licensee's property at Licensee's sole expense and Amtrak shall not be liable for any damage to Licensee's property arising from or relating to such removal.

19. Any notice, request, demand, approval or consent given or required to be given under this License shall be in writing and shall be given by United States registered or certified mail, return receipt requested, or by a nationally recognized overnight delivery service, with all delivery and postage charges prepaid, and shall be deemed to have been given on the day actually received or refused, or if unclaimed, on the third day following the day on which the same shall have been sent by a nationally recognized overnight delivery service or deposited with the United States Post Office, at the following addresses:

      Amtrak:

      Amtrak
      30th Street Station
      4th Floor South Tower
      Philadelphia, PA 19104
      Attn: Counsel to President-NEC and
            Vice President Real Estate Development

      Licensee:

      Info Center, Inc.
      P.O. Box 1129
      Point Roberts, WA 98281-1129
      Attn: William Marshall

20. If any section of this License Agreement or any part of any Section herein shall be held unlawful, invalid or unenforceable, that part shall be deemed deleted and without prejudice to the lawfulness, invalidity and enforceability of the remaining Sections and parts thereof.

21. Licensee hereby acknowledges and agrees that nothing contained within this License Agreement shall or is intended to grant or confer any right, privilege or benefit to any party, person or entity (whether as a third party beneficiary or otherwise) other than the License granted to Licensee.

22. This License Agreement and the exhibits hereto which are made a part hereof, contain the entire and integrated understanding of the parties hereto and may not be changed, revoked, modified, amended, supplemented, waived, discharged or terminated except in writing and signed by the authorized officers of the parties hereto. No course of prior dealings between the parties or their officers, employees, agents or affiliates shall be relevant or admissible to supplement, explain, or vary any of the terms of this License. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement between the parties or their affiliates shall not be relevant or admissible to determine the meaning of any of the terms of this License. No representations, understandings, or agreements have been made or relied upon in the making of this License other than those specifically set forth herein.

23. The Licensee shall have the right as a Licensee only, and shall have no other relationship with Amtrak or any other party by reason of this License Agreement. Any intention to create a joint venture or partnership relation between the parties hereto is hereby expressly disclaimed. The provisions of this License in regard to the payment by Licensee and the acceptance by Amtrak of a percentage of gross revenues of Licensee and others is a reservation for rent for the use of the License Area.


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
24. This License Agreement may be executed in several counterparts, each of which shall be an original and sufficient for all purposes, but all of which together shall constitute one and the same instrument.

25. This License Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither this License nor Licensee's rights hereunder may be assigned, transferred, mortgaged or hypothecated without the prior written consent of Amtrak, which consent may be granted or withheld in Amtrak's sole discretion. The foregoing restriction shall not be deemed to prohibit Licensee from entering into agreements with advertisers for the purposes set forth in this Agreement, provided such agreements contain the provisions set forth in Section 5, above.

26. In construing this License Agreement, the use of the masculine shall include the feminine and the neuter, the use of the singular shall include the plural, and the use of the plural shall include the singular.

27. If two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) shall sign this License for Licensee, the liability of each such individual, corporation, partnership or other business association to pay Rent and perform all other obligations hereunder shall be deemed to be joint and several and all notices, payments and agreements given or made by, with or to any one of such individuals, corporations, partnerships or other business associations shall be deemed to have been given or made by, with or to all of them.

28. Licensee hereby represents and warrants to Amtrak that it has dealt with no broker, agent or finder in connection with this License and that there are no claims for brokerage commissions or finders' fees in connection with the execution of this License, and Licensee agrees to indemnify Amtrak against, and hold it harmless from, all liability arising from any such claim including, without limitation, the cost of counsel fees in connection therewith.

29. Licensee shall not discriminate in the conduct and operation of its business in the License Area against any person or group of persons because of the race, creed, color, sex, age, national origin or ancestry of such person or group of persons.

30. Licensee certifies that if it is operating under a fictitious name that said name has been duly recorded according to the laws of each State in which a Station is located.

31. Amtrak and Licensee hereby mutually waive any and all rights which either may have to request a jury trial in any proceeding at law or in equity in any court of competent jurisdiction.

32. Licensee acknowledges and agrees that the liability of Amtrak (which for purposes of this Section shall include all officers, directors and shareholders of any corporation) under this License shall be limited to Amtrak's interest in the Stations and any judgments rendered against Amtrak shall be satisfied solely out of the proceeds of sale of Amtrak's interest in the Stations. No personal judgment shall lie against Amtrak upon extinguishment of its rights in the Stations and any judgment so rendered shall not give rise to any right of execution or levy against Amtrak's assets. The provisions hereof shall inure to Amtrak's successors and assigns including any mortgagee. The foregoing provisions are not intended to relieve Amtrak from the performance of any of Amtrak's obligations under this License, but only to limit the personal liability of Amtrak in case of recovery of a judgment against Amtrak, nor shall the foregoing be deemed to limit Licensee's rights to obtain injunctive relief or specific performance or to avail itself of any other right or remedy which may be awarded Licensee by law or under this License.

33. The acceptance by Amtrak of any sums from Licensee (whether as Rent or otherwise) in amounts which are less than the amounts due and payable by Licensee hereunder is not intended, nor shall be construed, to constitute an accord and satisfaction of any dispute between Amtrak and Licensee regarding sums due and payable by Licensee hereunder, unless Amtrak specifically deems it as such in writing.

34. Time is of the essence in each and every instance hereunder with respect to the covenants, undertakings and conditions to be performed hereunder by Licensee.


      IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have caused this License Agreement to be duly executed as of the day and year first above written.


                                  NATIONAL RAILROAD PASSENGER CORPORATION


                                  By: /s/ Sally J. Bellet
                                      -----------------------------------------
                                      Name:   Sally J. Bellet
                                      Title:  Counsel to President-NEC
                                              Vice President Real Estate
                                              Development



                                  INFO CENTER, INC.


                                  By: /s/ William J. Marshall
                                      -----------------------------------------
                                      Name:   William J. Marshall
                                      Title:  President

                                   EXHIBIT A
                                  STATION LIST

                               Owned by Amtrak     Non-owned
                               ---------------     ---------
1.  New York Penn Station             X
2.  Baltimore Penn Station            X
3.  Miami, FL                         X
4.  Orlando, FL                                        X
5.  Seattle, WA                                        X
6.  Reno, NV                                           X
7.  Portland, OR                                       X
8.  San Francisco, CA                                  X
9.  Sacramento, CA                                     X
10. Emeryville, CA                                     X


                                   EXHIBIT B
                                 RENT SCHEDULE


Station                      Year 1         Year 2         Year 3         Year 4         Year 5
-------                    ----------     ----------     ----------     ----------     ----------
NY Penn Station            $10,000/yr     $10,300/yr     $10,609/yr     $10,927/yr     $11,255/yr
Baltimore Penn Station     $ 6,000/yr     $ 6,180/yr     $ 6,365/yr     $ 6,556/yr     $ 6,753/yr
Miami, FL                  $ 3,000/yr     $ 3,090/yr     $ 3,182/yr     $ 3,278/yr     $ 3,376/yr
Orlando, FL                $ 3,000/yr     $ 3,090/yr     $ 3,182/yr     $ 3,278/yr     $ 3,376/yr
Seattle, WA                $ 3,000/yr     $ 3,090/yr     $ 3,182/yr     $ 3,278/yr     $ 3,376/yr
Reno, NV                   $ 3,000/yr     $ 3,090/yr     $ 3,182/yr     $ 3,278/yr     $ 3,376/yr
Portland, OR               $ 3,000/yr     $ 3,090/yr     $ 3,182/yr     $ 3,278/yr     $ 3,376/yr
San Francisco, CA          $ 3,000/yr     $ 3,090/yr     $ 3,182/yr     $ 3,278/yr     $ 3,376/yr
Sacramento, CA             $ 3,000/yr     $ 3,090/yr     $ 3,182/yr     $ 3,278/yr     $ 3,376/yr
Emeryville, CA             $ 3,000/yr     $ 3,090/yr     $ 3,182/yr     $ 3,278/yr     $ 3,376/yr



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